Exhibit 99.1

Popular, Inc. Reelects Three Directors, Elects New Director; Approves Reverse Stock Split

San Juan, Puerto Rico – Monday, April 30, 2012 – Popular, Inc. (NASDAQ:BPOP) announced today that shareholders at the Annual Meeting of Shareholders, held on April 27, 2012, approved the reelection of three directors, the election of a new director and a 1-for-10 reverse stock split.

Class 1 Directors Richard Carrión, who is Chairman of the Board and CEO of the Corporation, and Alejandro Ballester and Carlos Unanue, members of the Board since 2010, will serve three-year terms expiring in 2015. Class 2 Director David Goel will serve a one-year term expiring in 2013. Goel replaces Michael Masin, who resigned effective December 31, 2011.

The reverse-stock split was approved together with a corresponding reduction in the number of authorized shares of common stock from 1.7 billion to 170 million.

An advisory vote approving the Corporation’s executive compensation program and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Corporation for 2012 were also approved by shareholders.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 37th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California

For more information, visit http://www.popular.com

Source: Popular, Inc.

Contact:

Popular, Inc.

Investor Relations:

Jorge A. Junquera, 787-754-1685

Chief Financial Officer

Senior Executive Vice President

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596/mobile

Senior Vice President

Corporate Communications